Exhibit 2.2
EXECUTION VERSION

WAIVER
This waiver is entered into as of March 25, 2024, by and among First Advantage Corporation, a Delaware corporation (“Parent”), Starter Merger Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), and Sterling Check Corp., a Delaware corporation (the “Company”). Reference is made to that certain Agreement and Plan of Merger, dated as of February 28, 2024 (the “Merger Agreement”), by and among Parent, the Company and Merger Sub. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
WHEREAS, pursuant to Section 7.2(b)(ii) of the Merger Agreement, and as set forth as Item No. 1 in Section 7.2(b) of the Company Disclosure Letter, the Parties agreed to make a filing under the Antitrust Laws of Brazil in connection with the Merger;
WHEREAS, pursuant to Section 8.1(e)(ii) of the Merger Agreement and as set forth as Item No. 1 in Section 8.1(e) of the Company Disclosure Letter, the obtaining of approval, consent or clearance under the Antitrust Laws of Brazil (the “Brazilian Antitrust Approval”) is a condition to the respective obligations of each Party to effect the Merger;
WHEREAS, following further analysis subsequent to the date of the Merger Agreement, Parent, Merger Sub and the Company have determined that the Brazilian Antitrust Approval is not required in connection with the Merger; and
WHEREAS, Parent, Merger Sub and the Company therefore now desire to memorialize their mutual waiver of the obligation to make a filing under the Antitrust Laws of Brazil in connection with the Merger and their mutual waiver of the condition to obtain the Brazilian Antitrust Approval, upon the terms and subject to the conditions set forth herein.
NOW THEREFORE, Parent, Merger Sub and the Company, for good and adequate consideration, the sufficiency of which is hereby acknowledged, agree as follows:
1.Parent, Merger Sub and the Company each hereby waives (i) the obligation of the Parties set forth in Section 7.2(b)(ii) of the Merger Agreement, and as set forth as Item No. 1 in Section 7.2(b) of the Company Disclosure Letter, to make a filing under the Antitrust Laws of Brazil in connection with the Merger and (ii) the condition to the respective obligations of each Party to effect the Merger set forth in Section 8.1(e)(ii) of the Merger Agreement, and as set forth as Item No. 1 in Section 8.1(e) of the Company Disclosure Letter, to obtain the Brazilian Antitrust Approval. In furtherance and not in limitation of the foregoing, Parent, Merger Sub and the Company each hereby agrees that the Antitrust Laws of Brazil shall not be deemed to be Applicable Antitrust Laws for any purpose under the Merger Agreement.
2.The terms of Section 10.1 (Amendment and Modification; Waiver), Section 10.6 (Counterparts), Section 10.7 (Entire Agreement; Third-Party Beneficiaries), Section 10.8 (Severability), Section 10.9 (Governing Law; Jurisdiction), Section 10.10 (Waiver of Jury Trial) and Section 10.14 (Non-Recourse) of the Merger Agreement are incorporated herein by reference as if such provisions were expressly set out herein mutatis mutandis.
[Signature page to follow]

Exhibit 2.2
IN WITNESS WHEREOF, Parent and the Company have executed this Waiver as of the date set forth above.
COMPANY:
STERLING CHECK CORP.

By:	/s/ Steven Barnett
Name:	Steven Barnett
Title:	EVP, Secretary and Chief Legal & Risk Officer

PARENT:
FIRST ADVANTAE CORPORATION

By:	/s/ Bret Jardine
Name:	Bret Jardine
Title:	Executive Vice President, General Counsel and Corporate Secretary

MERGER SUB:
STARTER MERGER SUB, INC.

By:	/s/ Bret Jardine
Name:	Bret Jardine
Title:	Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Waiver of Brazil Antitrust Filing Obligation and Closing Condition]